                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_]  Preliminary Proxy                        Statement Commission Only (as
                                              permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                     HEALTH CARE PROPERTY INVESTORS, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)   Filing Party:

  (4)  Date Filed:

Notes:

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 3, 2001

  Our annual meeting of stockholders will be held in the Cabrillo Room of the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660 on Thursday, May 3, 2001, at 9:30 a.m., California time, for the purposes of:

    (1) electing two directors,

    (2) approving an amendment to the Company's Articles of Restatement, as amended and supplemented (the "Charter"), to increase the Company's authorized common stock, par value $1.00 per share, from 100,000,000 shares to 200,000,000 shares,

    (3) approving an amendment to the Company's Charter to reduce the affirmative stockholder vote required to approve most amendments to the Company's Charter and extraordinary corporate actions such as mergers, consolidations, sales of all or substantially all of the assets or dissolution of the Company from two-thirds to a majority of all votes entitled to be cast on the matter by our stockholders,

    (4) approving an amendment to the Company's Charter to reduce the affirmative stockholder vote required to approve certain charter amendments relating to Sections 2, 3 and 4 of Article V of the Company's Charter from 90% to two-thirds of all votes entitled to be cast on the matter by our stockholders,

    (5) approving amendments to the Company's Charter to set forth new restrictions on the ownership and transfer of shares to preserve the Company's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and to clarify the power of the Board of Directors to grant exemptions from the ownership restrictions contained in the Charter,

    (6) ratifying the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 2001, and

    (7) transacting such other business as may properly come before the meeting.

  The proposed amendments to the Company's Charter described in proposals (2) through (5) are specifically set forth on pages 22 through 28 and Exhibit B of the Proxy Statement accompanying this Notice and such proposed amendments are incorporated herein by reference.

  Only those stockholders whose names appear on our books as owning our common stock at the close of business on March 5, 2001, are entitled to notice of, and to vote at, our annual meeting or any adjournment or adjournments of our annual meeting.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the annual meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning
                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 28, 2001

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished to our stockholders in connection with our Board of Directors' solicitation of proxies for use at the annual meeting of stockholders to be held on May 3, 2001, and at any and all adjournments of our annual meeting. Our principal executive offices are located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to our stockholders is March 28, 2001.

  On March 5, 2001, the record date for the determination of which stockholders are entitled to notice of, and to vote at, our annual meeting, Health Care Property Investors ("HCPI" or the "Company"), had
50,978,878 shares of common stock outstanding. Each such share is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

  You may revoke the enclosed proxy at any time before it is exercised. If you attend the meeting and vote in person your proxy will not be used.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of March 1, 2001, with respect to each person who is known by HCPI to own beneficially more than 5% of our common stock and with respect to the common stock owned beneficially by all directors and executive officers of HCPI as a group.

                                                           Shares Beneficially Owned
                                                        --------------------------------
                                                         Amount and Nature of   Percent
Name of Beneficial Owner   Address of Beneficial Owner  Beneficial Ownership(1) of Class
------------------------   ---------------------------  ----------------------- --------
Cohen & Steers Capital
 Management,
 Inc....................  757 Third Avenue                      5,987,300(2)    11.7%
                          New York, NY 10017

Capital Research &
 Management Company.....  333 South Hope Street                 2,832,900(3)     5.6%
                          Los Angeles, CA 90071

Franklin Resources,
 Inc....................  777 Mariners Island Boulevard         2,789,572(4)     5.5%
                          San Mateo, CA 94404

All directors and
 executive officers as a
 group (11 persons).....                                        2,072,015       3.95%(5)

--------
(1) Nature of beneficial ownership is voting and/or investment power.
(2) Based on information set forth in a Schedule 13G/A filed by Cohen & Steers Capital Management, Inc. on February 14, 2001.
(3) According to a Schedule 13G/A filed on February 12, 2001, Capital Research & Management Company, an investment adviser registered under the Investment Advisers Act of 1940, is deemed to be the beneficial owner as a result of acting as investment adviser to various investment companies. Capital Research & Management Company disclaims beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.
(4) According to a Schedule 13G/A filed by Franklin Resources, Inc. on February 8, 2001, represents shares owned by one or more investment companies or other managed accounts which are advised by investment advisory subsidiaries of Franklin Resources, Inc. The investment advisory subsidiaries of Franklin Resources, Inc. exercise voting and dispositive power over the securities owned by the advisory clients.
(5) Includes 1,467,860 shares purchasable within 60 days upon exercise of outstanding stock options.

                             ELECTION OF DIRECTORS
                              (Proxy Item No. 1)

  Pursuant to our Charter, the directors have been divided into three classes, each being elected to hold office for a term of three years and until their respective successors have been duly elected and qualified. At the annual meeting, two directors will be elected in one class to hold office for a term of three years and, in each case, until their respective successors have been duly elected and qualified. The remaining directors shall continue in office until their respective terms expire and until successors have been duly elected and qualified.

  The nominees for election to the two positions of director to be voted upon at our annual meeting are Paul V. Colony and Peter L. Rhein. Unless you specifically withhold authority in the attached proxy for the election of these two directors, the persons named in the attached proxy intend to vote for the election of Messrs. Colony and Rhein to hold office as directors for a term of three years each and until their respective successors have been duly elected and qualified.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the shares that you vote by returning the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxies unless your proxy contains instructions to the contrary. In no event will your proxy be voted for more than two nominees.

                        BOARD OF DIRECTORS AND OFFICERS

  The following table sets forth HCPI's executive officers, nominees for election as directors and the other persons whose terms as directors continue after our annual meeting. With respect to these individuals, HCPI has provided information regarding their principal occupations for the past five years or more, their ages, their positions and offices with HCPI, information as to their terms in office as directors, and the number of shares of our common stock owned beneficially by them on March 1, 2001:

                                                   Shares Beneficially Owned (1)
                                                   --------------------------------
                                                   Number     Number of
                                    First   Term     of        Option     Percent
         Name                  Age Elected Expires Shares     Shares(2) of class(3)
         ----                  --- ------- ------- -------    --------- -----------
     Paul V. Colony..........   61  1988    2001    24,300      45,000       (4)
     Robert R. Fanning, Jr...   58  1985    2003     8,993      66,500       (4)
     Devasis Ghose...........   47   --      --     32,649     100,880       (4)
     Edward J. Henning.......   47   --      --     24,775     110,000       (4)
     Stephen R. Maulbetsch...   43   --      --     35,770      85,040       (4)
     Michael D. McKee........   55  1989    2003    21,050      43,000       (4)
     Orville E. Melby........   79  1985    2002    12,900      52,000       (4)
     Harold M. Messmer, Jr. .   55  1985    2003    65,700(5)   31,000       (4)
     James G. Reynolds.......   49   --      --     86,276     203,000       (4)
     Peter L. Rhein..........   59  1985    2001    28,600      55,000       (4)
     Kenneth B. Roath........   65  1986    2002   263,142     676,440     1.79 %

--------
(1) Except as otherwise noted below, all shares are owned beneficially by the individual listed with voting and/or investment power.
(2) Consists of shares purchasable within 60 days upon exercise of outstanding stock options.
(3) For purposes of computing the percentages, the number of shares outstanding includes shares purchasable within 60 days upon exercise of outstanding stock options.
(4) Less than 1%.
(5) Includes 7,600 shares held as custodian for his children.

  Mr. Colony is a director and has been associated in various capacities with the insurance firm of Alexander & Alexander, Inc., now Aon Worldwide Resources, for over 30 years. He is presently Vice Chairman of Aon Worldwide Resources and Chairman, Advisory Board of Aon Risk Services Companies, Inc.

  Mr. Fanning is a director and was President of Beverly Hospital Corporation, now Northeast Hospital Corporation, since 1980, until September 2000. Mr. Fanning was President of Northeast Health Systems, Inc. since July 1983 and has been President Emeritus of Northeast Health Systems, Inc. since October 2000. Since January 2001 he has been a Principal of BBK Consulting, Southfield, MI, specializing in health care consulting and business revitalization. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985 and Chairman of the Authority since 1993. He currently serves as a Director of Warren Bancorp, Inc. and is a past Chairman of the American College of Healthcare Executives.

  Mr. Ghose has been Senior Vice President -- Finance and Treasurer of HCPI since 1995 and has been in various positions with HCPI since 1986.

  Mr. Henning became Senior Vice President, General Counsel and Corporate Secretary of HCPI in 1995 and joined HCPI in 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the law firm of Latham & Watkins from 1984 to 1992.

  Mr. Maulbetsch has been employed by HCPI since 1985 and became Senior Vice President--Property and Acquisition Analysis in 1995, which title changed to Senior Vice President--Acquisitions in 1998.

  Mr. McKee is a director and Vice Chairman of The Irvine Company and has been Executive Vice President of The Irvine Company since 1994 where he also serves as its Chief Financial Officer and a member of its Board of Directors. Prior thereto, he was a partner with the law firm of Latham & Watkins from 1986 to 1994. Mr. McKee is also a Director of Realty Income Corporation and Mandalay Resort Group, formerly Circus Circus Enterprises, Inc., both of which are NYSE listed companies.

  Mr. Melby is a director and retired Vice Chairman of Rainier National Bank (which was subsequently acquired by Bank of America) where he served from 1974 through 1986. Prior to his service with Rainier, Mr. Melby was Treasurer and later Vice President of Sales and Contracts of the Boeing Company.

  Mr. Messmer is a director and has been Chairman, Chief Executive Officer and President of Robert Half International Inc., a NYSE listed company, since 1986. Mr. Messmer is also a Director of Airborne Freight Corporation and Spieker Properties, Inc., both of which are NYSE listed companies.

  Mr. Reynolds became Executive Vice President of HCPI in 1995 and also serves as its Chief Financial Officer. He has been employed with HCPI since its inception in 1985 and served as Senior Vice President beginning in 1988.

  Mr. Rhein is a director and has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. From 1970 until 1984 he was employed in various capacities by Wells Fargo Realty Advisors and its affiliates. From 1976 until 1984 he was Vice President, Treasurer and Chief Financial Officer of Wells Fargo Mortgage and Equity Trust, a real estate investment trust. Mr. Rhein is a Certified Public Accountant.

  Mr. Roath is Chairman of the Board of Directors and became President and Chief Executive Officer of HCPI in 1988, having previously served as President and Chief Operating Officer since the inception of HCPI in 1985. Mr. Roath is a past Chairman of the National Association of Real Estate Investment Trusts, Inc. and also serves as a Special Member of its Board of Governors and is a former member of the Executive Committee. He is a Director of Franchise Finance Corporation of America and Arden Realty, Inc., both of which are NYSE listed companies.

Board of Directors and Committees of the Board

  The Board of Directors held five meetings during 2000. During that period, all directors attended all meetings of the Board and committees of the Board on which they served other than Mr. Messmer, who attended 70% of the total number of meetings of the Board and of committees of the Board on which he served.

  The Board of Directors has an audit committee, an investment committee and a compensation committee.

  The audit committee is comprised of Messrs. Fanning, McKee, Melby and Rhein. The audit committee held two meetings during 2000. The audit committee:

  . selects the independent accountants to serve HCPI for the ensuing year, subject to stockholder approval;

  . reviews with the independent accountants the scope and results of the audit;

  .  reviews management's evaluation of HCPI's system of internal controls;
     and

  . reviews non-audit professional services provided by the independent accountants and the range of audit and non-audit fees.

  The audit committee meets with the independent accountants twice a year. In addition, Mr. Rhein, the chairman of the audit committee, holds quarterly discussions with the independent accountants.

  To ensure independence of the audit, the audit committee consults separately and jointly with the independent accountants and management. On June 12, 2000, the Board of Directors adopted an audit committee charter that meets the requirements of the New York Stock Exchange. The full text of the audit committee charter is attached as Exhibit A to this proxy statement.

  The investment committee is comprised of Messrs. Fanning, Melby, Rhein and Roath. The investment committee held no meetings during 2000. The investment committee is authorized to approve all real estate acquisitions and other investments and any financing activity related to a real estate acquisition.

  The compensation committee, which held four meetings during 2000, is comprised of outside directors of the Board who are not employees of the Company. This committee is currently comprised of Messrs. Colony, Melby and Messmer. The compensation committee is responsible for the administration of HCPI's employee benefit plans and is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The compensation committee also reviews and approves the compensation of HCPI's executive officers and determines the general compensation policy for HCPI.

Board of Directors Compensation

  HCPI currently pays each non-employee outside director:

    (1) a fee of $24,000 per year for services as a director,

    (2) $1,000 for attendance in person at each meeting of the Board of Directors or any committee meeting, and

    (3) $500 for participation in any telephonic Board of Directors meeting or committee meeting, when such meeting lasts longer than one-half hour.

In addition, HCPI reimburses the outside directors for travel expenses incurred in connection with their duties as directors of HCPI. The one inside director, who is an employee of HCPI, does not receive any fees for serving on the Board or for attending meetings.

  Non-employee outside directors also participate in the 2000 Stock Incentive Plan, which was adopted by HCPI and approved by stockholders in May 2000. Under the 2000 Stock Incentive Plan, on the last Thursday of April of each year, HCPI grants to each outside director 400 shares of restricted common stock and non-qualified options to acquire 7,000 shares of common stock. In addition, for any year in which HCPI's total return to shareholders exceeds by three percentage points the total return of the health care equity segment of the National Association of Real Estate Investment Trusts (NAREIT), outside directors are granted an additional 3,000 options to purchase common stock. HCPI's total return is defined in the Directors Stock Incentive Plan as
(A) the sum of (1) the fair market value of HCPI's common stock as of December 31 of the year in question minus the fair market value of the common stock as of January 1 of that year, plus (2) the aggregate dividends paid to stockholders during that year, divided by (B) the fair market value of HCPI's common stock as of January 1 of that year. The total return of the NAREIT health care equity segment is defined as the average total return of companies in the NAREIT health care equity segment as published by NAREIT.

  Options granted as part of the 7,000 annual grant and the 3,000 performance-based grant, if any, are exercisable one year after the date of grant and expire not later than 10 years from the date of grant. The exercise price of the options is equal to the per share market value of HCPI's common stock on the date of grant. The directors' restricted stock vests ratably over four years and is subject to forfeiture if the outside director's membership on the Board is terminated other than under certain circumstances.

  In January 2000, HCPI adopted an amendment to the Second Amended and Restated Directors Stock Incentive Plan that provided that any directors serving on the Board as of January 4, 2000 would be immediately granted an option to acquire 21,000 shares of common stock (the "Special Option") in lieu of yearly grants of an option to acquire 7,000 shares of common stock in April of 2000, 2001 and 2002. The Special Option is exercisable in one-third cumulative installments over three years (i.e., 7,000 shares on the last Thursday in April 2001, 7,000 shares on the last Thursday in April 2002 and 7,000 shares on the last Thursday in April 2003). The exercise price for the Special Option is $23.875, the fair market value of the common stock as of January 4, 2000. In order to exercise any of the one-third installments of the Special Option, the directors must be serving on the Board one-year prior to the specified exercise date. Messrs. Colony, Fanning, McKee, Melby, Messmer and Rhein were each granted a Special Option, and received grants of 400 shares of restricted stock in April 2000. Based upon HCPI's 2000 performance as compared to the health care equity segment of NAREIT, Messrs. Colony, Fanning, McKee, Melby, Messmer and Rhein will also each receive 3,000 performance-based options on April 26, 2001 with an exercise price equal to the closing price of HCPI's common stock on the New York Stock Exchange on that date. Although the existing outside directors will not receive the 7,000 option grants in April 2001 or 2002, any newly appointed directors to the Board will be eligible for the 7,000 option grant and beginning in 2003, HCPI intends to resume yearly 7,000 option grants to any existing directors who are then members of the Board of Directors.

  Amended and Restated Director Deferred Compensation Plan. In January 1996, HCPI adopted an Amended and Restated Director Deferred Compensation Plan that permits the outside directors to elect to defer fees and retainers. Compensation deferred under the Director Deferred Compensation Plan is payable to a participating director upon:

  .  his or her retirement,

  .  death,

  .  disability,

  . upon the occurrence of a substantial hardship in the sole discretion of the compensation committee, or

  . at such earlier date as may be designated by the director at the time of election to participate in the plan.

Each director participating in the Director Deferred Compensation Plan elects the amount of deferred compensation to be credited to:

  . an interest rate account wherein the deferred amount will accrue interest at a rate equal to the prime rate of Bank of New York minus one percent, or

  . a stock credit account wherein the deferred amount is treated as if it were invested in HCPI common stock with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the common stock.

  In 1997 the Company terminated the retirement plan it had historically maintained for directors and allowed the directors to transfer the directors' accrued benefits under the old retirement plan into the Director Deferred Compensation Plan into newly created retirement benefit stock accounts and interest accounts. These new retirement benefit stock accounts and interest accounts are substantially identical to the stock credit accounts and the interest rate accounts described above, except that amounts available in the retirement benefit stock accounts and interest accounts will be paid only after the director's retirement from the Board of Directors. Under the Director Deferred Compensation Plan, a director may periodically transfer amounts between the retirement benefit stock account and interest account or between the stock credit account and interest rate account subject to certain restrictions, including that the transfers not be made more often than every six months. As of December 31, 2000, the participating directors had allocated in the aggregate 63% of their benefits to stock accounts ($1,030,000 to their retirement benefit stock accounts and $538,000 to their deferred compensation stock accounts), and 37% of their benefits ($916,000) to their deferred compensation interest accounts.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

                                   Annual Compensation                  Long-Term Compensation
                          -------------------------------------- ------------------------------------
                                                                  Restricted
   Name and Principal                             Other Annual      Stock      Stock     All Other
        Position          Year  Salary  Bonus(1) Compensation(2) Awards(3)(4) Options Compensation(5)
   ------------------     ---- -------- -------- --------------- ------------ ------- ---------------
Kenneth B. Roath........  2000 $516,000 $362,300                   $961,900   300,000     $30,000
 Chairman, President      1999  475,000  486,400                    778,100   370,000      30,000
 and Chief Executive      1998  440,000  461,000                    799,200   250,000      30,000
 Officer

James G. Reynolds.......  2000  304,500  177,300                    416,800   100,000      20,000
 Executive Vice           1999  290,000  270,500                    337,200   250,000      20,000
 President                1998  271,700  213,000    $197,000        194,300    85,000      20,000
 and Chief Financial
 Officer

Edward J. Henning.......  2000  212,100   95,300                    224,400    60,000      20,000
 Senior Vice President,   1999  202,000  150,200                    181,600   175,000      17,000
 General Counsel and      1998  190,000   68,000                    124,900    52,000      19,000
 Corporate Secretary

Devasis Ghose...........  2000  194,300   79,300                    240,500    55,000      20,000
 Senior Vice President--  1999  185,000  119,500                    181,600   150,000      17,000
 Finance and Treasurer    1998  159,500   55,000     105,000        111,000    46,000      19,000

Stephen R. Maulbetsch...  2000  186,000   77,300                    240,500    55,000      20,000
 Senior Vice President--  1999  171,000  131,300                    168,600   140,000      15,000
 Acquisitions             1998  145,000   63,000      72,000         97,000    40,000      17,000

--------
(1) Bonuses are paid at the end of a year or the beginning of the following year for the indicated year's performance.

(2) Includes amounts paid to Messrs. Reynolds, Ghose and Maulbetsch in 1998 to reimburse these individuals for expenses incurred for moving their personal residences when the Company moved its headquarters, in the amounts of $188,000, $100,000 and $72,000, respectively.

(3) Restricted stock awards vest ratably over five years. The table below shows:

    .  the amounts of all restricted stock held at December 31, 2000,

    . the value of such restricted stock (calculated by multiplying the amount of restricted stock by the closing market price of $29.875 on the last trading day of 2000), and

    .  total restricted stock awards granted for the past three years.

   Dividends are paid on the restricted shares at the same rate as on all other shares of common stock of HCPI. Such dividends are not included in the summary compensation table.

                                                                      Restricted Stock
                                                                    Grants with Respect
                            Number of Shares of Value of Restricted  to Indicated Year
                            Restricted Stock at      Stock at       --------------------
                             December 31, 2000   December 31, 2000   1998   1999   2000
                            ------------------- ------------------- ------ ------ ------
   Kenneth B. Roath........       64,640            $1,931,100      28,800 30,000 30,000
   James G. Reynolds.......       22,900               684,100       7,000 13,000 13,000
   Edward J. Henning.......       14,000               418,300       4,500  7,000  7,000
   Devasis Ghose...........       12,830               383,300       4,000  7,000  7,500
   Stephen R. Maulbetsch...       11,600               346,600       3,500  6,500  7,500

(4) Long-term incentive stock award amounts have been calculated based upon the closing market price as of the date of grant.

(5) These amounts represent HCPI's contributions to HCPI's 401(k) plan and, for Mr. Roath only, also includes the value of $10,000 of premiums paid in 2000 by HCPI for Mr. Roath's term life insurance. HCPI is not the beneficiary of this life insurance policy and the premiums that HCPI pays are taxable as income to Mr. Roath.

  Employment Agreement. On October 13, 2000, HCPI entered into a new employment agreement, effective as of January 1, 2000, with Kenneth B. Roath which supersedes Mr. Roath's amended and restated employment agreement entered into as of January 31, 1991. The term of the employment agreement is for three years and is automatically extended for an additional year on each anniversary of the effective date so that at all times the employment period will be at least three years, unless earlier terminated pursuant to the terms of the agreement. The employment agreement provides for an initial base salary of $516,000, to be adjusted annually at the discretion of the Board of Directors but, at a minimum, to reflect increases in the Consumer Price Index. Mr. Roath also is eligible for annual bonus compensation to be determined by the Compensation Committee of the Board of Directors. The employment agreement also provides that HCPI will pay the premiums for a term life insurance policy on the life of Mr. Roath in the amount of $2,000,000, payable to a beneficiary named by Mr. Roath.

  If Mr. Roath's employment with HCPI is terminated before a change in control, as defined in the employment agreement, either by HCPI without cause or by constructive termination resulting from a material breach of the employment agreement by HCPI, he is entitled to receive:

  . a lump sum severance payment equal to two times his base salary as of the date of termination, plus two times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the date of termination, whichever is greater, and

  . accelerated vesting of any outstanding stock options or restricted stock.

  If within two years following a change in control of HCPI, Mr. Roath's employment with HCPI is terminated (a) by Mr. Roath for good reason, as defined in the employment agreement, or within the thirty day period following the first anniversary of the occurrence of the change in control, or (b) by HCPI without cause, as defined in the employment agreement, he is entitled to receive:

  . a lump sum severance payment equal to three times his base salary as of the date of termination or immediately prior to the change in control, whichever is greater, plus three times his targeted annual bonus as of the date of termination or the highest annual bonus received by him in the three years immediately prior to the change in control, whichever is greater,

  . accelerated vesting of any outstanding stock options or restricted stock,

  . accelerated vesting in his accrued benefits under HCPI's qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans, unless the acceleration would violate any applicable laws or require HCPI to accelerate vesting for all participants in such plans, in which case he would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits,

  . forgiveness of any outstanding restricted stock purchase loans not to exceed $2,000,000, plus an additional payment to fully reimburse him for all federal and California incomes taxes arising from the forgiveness of the loans.

  Furthermore, if Mr. Roath is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), with respect to the payments or distributions in the nature of compensation made to him by HCPI in connection with a change in control of HCPI, HCPI will pay Mr. Roath an additional amount so as to place him in the same after-tax position he would have been in had the excise tax not applied.

  The employment agreement also provides that upon Mr. Roath's termination of employment, he agrees to not disclose any confidential information of HCPI. As a condition to receiving the severance payments and other benefits described above in the event of Mr. Roath's termination of employment, Mr. Roath also agrees that during the period of his employment with HCPI and for one year following his termination of employment, he will not accept employment or be engaged as a consultant with a competitor of HCPI in the health care real estate investment trust industry if (a) such position is comparable to the position held by Mr. Roath at HCPI and (b) the new employer is not able to take adequate steps to prevent disclosure of HCPI's confidential information. In addition, for a period of one year following his termination of employment, Mr. Roath agrees to not solicit HCPI's officers or employees or offer employment to anyone who is or was an employee of HCPI during the six month period immediately preceding the date of such offer.

  Change in Control Agreements. On October 16, 2000, HCPI entered into change in control agreements with all of the named executive officers in the Summary Compensation Table, other than Mr. Roath who entered into an employment agreement as described above. Each change in control agreement provides that the executive officer is entitled to severance payments and other benefits in the event of the executive officer's termination of employment within two years following a change in control of HCPI, as defined, (a) by HCPI other than for cause, as defined in the agreement, or disability, as defined in the agreement or (b) by the executive officer for good reason, as defined in the agreement (each, a "Change in Control Termination"). Each agreement is in effect through December 31, 2003 and is automatically extended for an additional year on each January 1 beginning January 1, 2001, unless HCPI notifies the executive officer of its intention not to extend the agreement by September 30 of the preceding year. However, if a change in control occurs during the original or any extended term of the agreement, the term of the agreement will continue for at least thirty-six months after the month in which the change in control occurred.

  Except as described below, in the event of a Change in Control Termination, each executive officer is entitled to receive:

  . a lump sum severance payment equal to three times for Mr. Reynolds and two and a half times for Messrs. Ghose, Henning and Maulbetsch of the executive officer's base salary as of the date of termination or immediately prior to the change in control, whichever is greater, and three times for

     Mr. Reynolds and two and a half times for Messrs. Ghose, Henning and Maulbetsch of the executive officer's targeted annual bonus as of the date of termination or the highest annual bonus received by the executive officer in the three years immediately prior to the change in control, whichever is greater,

  . accelerated vesting of any outstanding stock options or restricted stock, and

  . accelerated vesting in their accrued benefits under HCPI's qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans, unless the acceleration would violate any applicable laws or require HCPI to accelerate vesting for all participants in such plans, in which case the executive officer would receive a lump sum payment equal to the unvested accrued benefits in lieu of acceleration of vesting of his benefits.

  Furthermore, if the executive officer is subject to an excise tax under
Section 4999 of the Internal Revenue Code, with respect to the payments or distributions in the nature of compensation made to him by HCPI in connection with a change in control of HCPI, HCPI will pay the executive officer an additional amount so as to place him in the same after-tax position he would have been in had the excise tax not applied.

  Each agreement also provides that upon the executive officer's termination of employment, he agrees to not disclose any confidential information of HCPI. As a condition to receiving the severance payments and other benefits described above in the event of a Change in Control Termination, the executive officer also agrees that during the period of his employment with HCPI and for one year following his termination of employment, he will not accept employment or be engaged as a consultant with a competitor of HCPI in the health care real estate investment trust industry if (a) such position is comparable to the position held by the executive officer at HCPI and (b) the new employer is not able to take adequate steps to prevent disclosure of HCPI's confidential information. In addition, for a period of one year following his termination of employment, the executive officer agrees to not solicit HCPI's officers or employees or offer employment to anyone who is or was an employee of HCPI during the six month period immediately preceding the date of such offer.

Compensation Pursuant to Plans

  Section 401(k) Plan. In 1988, HCPI adopted a tax-qualified cash or deferred profit-sharing plan. Under the profit-sharing plan, which covers all HCPI employees after they have completed one year of service, employees may elect to reduce their current compensation up to a maximum of $10,500 for each of 2000 and 2001 and have the amount of the reduction contributed to the profit sharing plan. HCPI also contributes to the profit-sharing plan an amount equal to the lesser of $6,800 for each of 2000 and 2001 or 4% of such employee's compensation if such employee's contribution to the profit-sharing plan is at least the lesser of 3% of his compensation or the maximum contribution allowable by law. The employee's right to retain HCPI's contributions vests at the rate of 20% per year, beginning after the employee has been in the profit sharing plan for one year. The profit sharing plan is intended to qualify under Section 401 of the internal revenue code so that contributions by employees or by HCPI are not taxable to employees until withdrawn from the profit sharing plan, and so that contributions by HCPI will be deductible by HCPI when made. For the fiscal year ended December 31, 2000, HCPI made contributions to the profit sharing plan, including Section 401(a) contributions discussed below, as follows: $97,500 on behalf of its five most highly compensated executive officers each of whose total remuneration exceeded $85,000 during such fiscal year; and $271,700 on behalf of all employees as a group. At December 31, 2000, 31 of the 37 employees of HCPI were participants in the profit-sharing plan.

  In 1993, the compensation committee adopted an amendment to the profit-sharing plan to provide for a Section 401(a) profit sharing contribution as provided for in the Internal Revenue Code. Contributions under the profit-sharing plan are subject to various limitations under the Internal Revenue Code. Maximum combined employee and employer 401(k) and 401(a) contributions were limited to the lesser of 25% of taxable compensation or $30,000 per person in 2000.

  Supplemental Executive Retirement Plan. On May 1, 1988, the Board of Directors adopted a Supplemental Executive Retirement Plan, amended effective January 1, 1993, which provides certain executives selected by the compensation committee with supplemental deferred benefits in the form of retirement payments for life. Currently, the compensation committee has selected Kenneth B. Roath to be the only participant.

  The annual retirement benefit available to a participant under the Executive Retirement Plan varies according to:

    (1) the age of the participant at retirement, with the youngest retirement age being 55, and

    (2) the number of years the participant has served HCPI, with minimum service being five years.

  Pursuant to the formula established in the Supplemental Executive Retirement Plan, Mr. Roath, who has reached age 65, will be entitled to receive 50% of his final average earnings (defined to mean the average of the three highest, not necessarily consecutive, years' earnings). Under the Executive Retirement Plan, a participant's earnings include total annual cash compensation, including base salary and bonus incentive awards, and deferred cash compensation, including 401(a) contributions made by HCPI under the profit-sharing plan described above. If a participant retires before age 65, his benefits may be subject to reduction for early retirement.

  The Executive Retirement Plan benefit is reduced by 100% of any retirement employee benefit received from any of HCPI's other retirement plans available to a participant (other than Section 401(a), employee Section 401(k) contributions and Social Security). In the event of death of a participant after retirement, 50% of the benefit earned by the participant will be paid to the surviving spouse for life and if survived by dependent children, each such child will receive a benefit equal to $1,500 per month until age 18, or age 25 if a full time student. In the event of a participant's death prior to retirement, the participant's surviving spouse will be paid the participant's retirement benefit as if the participant had retired the day before his or her death.

  Based on Mr. Roath's historical earnings, he would currently be entitled to $490,000 per year upon retirement.

  A life insurance policy has been purchased on the life of Mr. Roath naming HCPI as sole beneficiary to provide for a portion of the obligations under the Executive Retirement Plan. The policy is designed so that HCPI will recover a portion of its executive retirement plan payments plus a factor for the use of its money.

  HCPI believes that the Executive Retirement Plan aids in the ability to attract, retain, motivate and provide financial security to management employees who render valuable services to HCPI.

        OPTION GRANTS IN JANUARY 2001 WITH RESPECT TO 2000 PERFORMANCE

                                    Percentage
                                     of Total  Exercise
                          Options    Options   Price(2) Expiration
      Name               Granted(1)  Granted    ($/sh)     Date    Valuation(3)
      ----               ---------- ---------- -------- ---------- ------------
Kenneth B. Roath........  300,000     42.38%   $32.062   1/18/11     $327,000
James G. Reynolds.......  100,000     14.13%    32.062   1/18/11      109,000
Edward J. Henning.......   60,000      8.48%    32.062   1/18/11       65,400
Devasis Ghose...........   55,000      7.77%    32.062   1/18/11       60,000
Stephen R. Maulbetsch...   55,000      7.77%    32.062   1/18/11       60,000

--------
(1) The options vest over five years in equal installments of 20% of the shares subject to the option per year.

(2) The exercise price is equal to the market value of HCPI's common stock on the date of grant.

(3) Calculated using the Black Scholes option valuation methodology, using the following variables:

    .  risk-free rate of return of 5.11%;

    .  .1923 five year volatility factor;

    .  9.48% dividend yield;

    .  3% termination discount factor; and

    .  ten-year option term;

   which yields a discount Black Scholes value for the options of $1.09. The actual value, if any, that an executive officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model.

  AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000

                                                                Number of              Value of Unexercised
                                                     Unexercised Options at December  In-the-Money Options at
                                            Value               31, 2000               December 31, 2000(3)
                         Shares Acquired     at      ------------------------------- -------------------------
          Name             on Exercise   Exercise(1) Exercisable(2) Unexercisable(2) Exercisable Unexercisable
          ----           --------------- ----------- -------------- ---------------- ----------- -------------
Kenneth B. Roath........         0           $ 0        497,440         680,000      $1,563,400   $2,645,000
James G. Reynolds.......         0             0        143,200         356,800         321,700    1,644,500
Edward J. Henning.......         0             0         66,650         248,100          26,600    1,138,400
Devasis Ghose...........         0             0         64,080         213,600         102,400      978,200
Stephen R. Maulbetsch...         0             0         52,790         192,500          71,000      908,000

--------
(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per share, multiplied by the number of shares acquired on exercise.

(2) In January 1995, 30,000, 5,000, 3,000, 2,700 and 2,700 options were granted to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, respectively, which included dividend share rights, providing for the accrual of dividends between the time the options were granted and when the options are exercised. At December 31, 2000, Mr. Roath held 30,000 dividend share right options that are currently exercisable, Mr. Henning held 3,000 of such options that are currently exercisable, Mr. Reynolds held 1,000 of such options that are currently exercisable, Mr. Ghose held 1,080 of such options that are currently exercisable and Mr. Maulbetsch held 540 of such options that are currently exercisable. Dividend share rights on such options accrue at the same rate as dividends on our common stock. As described in footnote 1 to the Option Grant table set forth above, in January 2000 the Compensation Committee granted options to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, which are not currently exercisable.

(3) Calculated based on the closing market price on the last trading day of 2000 multiplied by the number of applicable shares in-the-money, less the total exercise price for such shares. No additional value has been assigned to the dividend shares discussed above.

  Notwithstanding anything to the contrary set forth in any of HCPI's previous filings under the Securities Act or the Exchange Act that refer to future filings for additional information, including specifically to this proxy statement, in whole or in part, the following report and the stock performance graph shall not be considered to be a part of any such filing.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The compensation committee of the Board of Directors is comprised of three outside members of the Board who are not employees of HCPI. The compensation committee is responsible for establishing and governing the compensation and benefit practices of HCPI. The compensation committee establishes the general compensation policies of HCPI, reviews and approves compensation of the executive officers of HCPI and administers all of HCPI's employee benefit plans. The compensation committee conducts an annual review of the executive compensation program of HCPI to ensure that:

  . compensation levels are reasonable and consistent with practices of comparably sized equity REITs, particularly those that specialize in health care, and other real estate and finance organizations,

  . the program adequately rewards performance which is tied to creating stockholder value, and

  . the program is designed to achieve HCPI's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

  The compensation committee has committed to a program that emphasizes both short- and long-term performance, with a significant component of compensation consisting of long-term incentive awards. On a short-term basis, cash bonuses are awarded based upon the achievement of performance goals. Long-term incentives consist of restricted stock and option awards as a substantial portion of compensation, which the compensation committee believes align management's interests with those of HCPI's stockholders. The compensation program is also designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect the company's profits. The compensation committee reviews with the Board of Directors all aspects of compensation for executive officers.

  The compensation committee bases its compensation decisions on an analysis of HCPI's performance and an evaluation of comparative compensation and performance information. To assist it in this regard, the compensation committee retained the services of Shuman Management Consulting, an executive compensation consulting firm. In the course of its deliberations, the compensation committee reviews survey and other data supplied by Shuman relating to the compensation practices of competitors and other comparably sized companies. Shuman also provides advice to the compensation committee with respect to the reasonableness of the compensation paid to the executive officers.

  For the compensation committee deliberations in January 2001, Shuman reviewed the compensation practices of real estate organizations and financial services firms, including self-administered equity REITs, real estate development firms and general industry companies for positions where the labor market is not restricted to the REIT industry. Companies reviewed had assets approximating $2.5 billion and market capitalization approximating $1.6 billion. In addition, Shuman provided to the compensation committee an analysis of base salary, total cash and total direct compensation for 22 self-administered REITs, which included triple-net lease REITs, three health care REITs, and other well-established equity REITs, ranging from $1 billion to $6 billion in assets and $500 million to $3.5 billion in market capitalization. The compensation committee considers both the more general compensation analysis as well as the information regarding the 22 selected REITs in determining what constitutes "competitive practices" in setting compensation for HCPI's executive officers.

  Shuman also provided to the compensation committee an analysis of HCPI's performance measured by growth in funds from operations (FFO) and total return to shareholders compared to 13 peer REITs specializing in health care or triple net leases and compared to the NAREIT equity healthcare segment. Some, but not all, of the companies included in the stock price performance graph are included in the compensation surveys.

  The compensation committee noted that HCPI's total return to shareholders for 2000 of 39.6% was at about the 95th percentile compared to the 13 selected peer REITs and outperformed both the NAREIT equity health care segment and the S&P 500. HCPI's growth in FFO during 2000 was its 15th straight year of increased FFO, and approximated the 85th percentile as compared to the 13 selected REITs. Although HCPI's 2000 FFO growth was below the NAREIT equity health care segment average FFO growth for 2000, HCPI's FFO growth for the past three and five years is in the upper quartiles as compared to the 13 selected REITs.

  The compensation committee also considered other measurements of HCPI's performance, which contribute to its long-term overall success, including:

  . HCPI's diversified portfolio provided significant protection against the bankruptcies that have plagued the health care industry during the last 18 months

  . Despite an unfavorable capital market and little opportunity for profitable acquisition activity in 2000, HCPI continued to achieve FFO growth and recorded its 60th consecutive quarterly dividend increase

  . HCPI continues to maintain investment grade senior debt ratings from all three major ratings agencies

Compensation Mix for Executive Officers Other Than the Chief Executive Officer

  HCPI's executive compensation is based on three components, which are designed to accomplish the Company's compensation philosophy:

  .  base salary,

  .  annual cash incentive bonuses, and

  .  long-term stock incentive awards.

  The compensation committee has designed a highly leveraged program that is intended to result in approximately 55% to 75% (depending on position) of total direct compensation in incentive compensation tied directly to stockholder value creation with the remainder in base salary. The compensation committee noted that HCPI's officer compensation levels in 2000 achieved that desired mix.

  Base Salary. Salaries for executive officers are reviewed by the compensation committee on an annual basis. The compensation committee targets base pay levels in the middle quartiles of competitive practices. For 2000, base salary levels approximated the 50th percentile of competitive practices. The compensation committee believes that the base compensation levels of the executive officers generally is reasonable in view of competitive practices, HCPI's performance and the contribution of those officers to that performance. In the future, salaries may be increased based upon an assessment of competitive pay levels or the individual's contribution to the asset and financial growth of HCPI.

  Annual Cash Incentive Awards. Annual cash incentive bonuses are awarded based upon multiple performance criteria, including subjective evaluations of personal job performance and performance measured against objective business criteria. Although historically such objective performance targets have included a targeted amount of new investment and acquisition activity and a FFO target, due to market conditions during 2000 that did not permit favorable new investment and acquisition activity, the compensation committee instead took into consideration the performance achievements noted above as well as management's efforts in improving occupancy rates in medical office buildings, continuing successful lease "roll-overs" of mature leases, the profitable disposition of more than $80 million of properties and the successful integration of the portfolio of properties acquired in late 1999 through the merger with American Health Properties. Bonus awards are also based on personal performance measured by the extent to which each officer meets his personal goals. Personal performance goals necessarily vary among executive officers based upon their specific roles within HCPI and specific objectives established each year for each executive officer by HCPI's chief executive officer. The annual cash bonus incentive awards are heavily weighted toward satisfaction of the performance targets, consistent with the compensation committee's focus on tying incentive compensation to stockholder value creation.

  A target bonus is established for each executive officer other than the chief executive officer based on the level of his position, the responsibilities and duties involved therein and on competitive practices. The compensation committee approves each executive officer's target bonus at the beginning of each calendar year. The target bonus is expressed as a percentage of base salary. Based upon the factors set forth above, target bonuses were approved by and awarded by the compensation committee for 2000 performance.

  Long-Term Incentive Stock Plans. The compensation committee administers HCPI's benefits and stock plans, including the amended and restated stock incentive plan. Pursuant to the stock incentive plan, annual stock grants and stock options have been awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options usually are granted at 100% of the current fair market value of the common stock. Generally, stock option grants and restricted stock awards vest ratably over a five-year period, and the executive must be employed by HCPI at the time of vesting in order to receive restricted stock and to exercise the options. The compensation committee may make grants based on a number of factors, including:

  .  the executive officer's position with HCPI,

  .  performance of his responsibilities,

  . equity participation levels of comparable executives at competitive companies, and

  .  individual contribution to the success of HCPI's financial performance.

  In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and HCPI, accounting impact and the number of shares available for issuance. For 2000, each of the executive officers received restricted stock and options, which were based on his responsibilities, relative position with HCPI, competitive practices and the committee's philosophy of leveraging compensation toward long-term incentives. The compensation committee did not consider the amount of options and restricted stock currently held by the officers in determining the size of current awards. The executive officers' compensation mix for 2000 was leveraged 60% toward incentive-based compensation and 40% comprised of base salary.

Chief Executive Compensation

  The chief executive officer is evaluated on the basis of senior management's collective achievements of HCPI's performance goals, as well as progress in successful roll-over of maturing leases and mortgages, the level of stockholder dividends, and the diversity and stability of the portfolio. As noted above, despite an unfavorable capital markets environment, which contributed to the absence of profitable acquisition targets and serious financial weakness in the long term care segment of the health care industry, including the bankruptcies of several operators, HCPI achieved its 15th consecutive year of increased FFO and its 60th consecutive quarterly dividend increase. In addition, HCPI's total return to shareholders far exceeded that of its peer group. Under the direction of Mr. Roath, the company has achieved consistent FFO growth and dividend increases, has increased market capitalization, and has established unparalleled diversification in its investment portfolio, creating an opportunity for greater internal growth.

  Mr. Roath's compensation in 2000 was leveraged 75% toward compensation based upon HCPI's performance and 25% comprised of a base salary component. Mr. Roath's base salary is targeted at the 60th percentile of competitive practices and his total direct compensation is targeted at the upper quartile of these companies. Mr. Roath received a base salary of $516,000 in 2000 which represents an 8.63% increase from his base salary in 1999, as recommended by the compensation committee last year in order to ensure that his base salary is at about the 50th percentile of competitive practices while maintaining his total compensation leveraged toward performance based incentives. The compensation committee believes that this compensation package both recognizes Mr. Roath's contributions to the success of HCPI and appropriately leverages his compensation toward components directly linked to stockholder value creation. The compensation committee also awarded Mr. Roath a cash bonus incentive award of $375,000, a decrease from last year, reflecting reduced acquisition activity. Mr. Roath also received restricted stock grants of 30,000 shares of common stock and 300,000 stock option grants at an exercise price of $32.062. These awards are consistent with HCPI's pay-for-performance philosophy, reflecting Mr. Roath's significant contribution to HCPI's consistent growth in FFO and dividend increases, the continued successful execution of the Company's long-term business plan, and the diversification of HCPI's investment portfolio.

  HCPI provides Mr. Roath other benefits under his employment agreement and HCPI has reported them in the summary compensation table.

  Based upon the foregoing, the compensation committee has reviewed and approved the total compensation for 2000 of the five most highly compensated executive officers of HCPI.

Policy with Respect to Section 162(m)

  Section 162(m) of the Internal Revenue Code denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The compensation committee will continue to review the effects of its compensation programs with regard to internal revenue code Section 162(m). A substantial portion of the compensation program will be exempted from the $1,000,000 deduction limitation. HCPI will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with HCPI's overall compensation objectives. The compensation committee reserves the right to design programs that recognize a full range of performance criteria important to HCPI's success, even where the compensation paid under such programs may not be deductible.

                            Compensation Committee

Orville E. Melby, Chairman
                                Paul V. Colony           Harold M. Messmer, Jr.

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of HCPI, the S&P 500 Index, the Equity REIT Index and the Healthcare Equity REIT Index of the National Association of Real Estate Investment Trusts, Inc., from January 1, 1996 to December 31, 2000. Total return assumes quarterly reinvestment of dividends before consideration of income taxes. HCPI has elected to compare its cumulative total return to the NAREIT Healthcare Equity REIT Index rather than the Equity REIT Index because it believes that the Healthcare Equity REIT Index is a closer approximation of HCPI's peer group. For purposes of comparison, we have also included the Equity Reit Index in the graph below.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      AMONG S&P 500 EQUITY REITS AND HCPI

                     HEALTH CARE PROPERTY INVESTORS, INC.
                        RATE OF RETURN TREND COMPARISON
                       JANUARY 1996 -- DECEMBER 31, 2000
                           (DECEMBER 31, 1995 = 100)

                         Stock Price Performance Graph

                              Total Return Index

                              [PERFORMANCE GRAPH]

                                                          HEALTHCARE
                                    S&P 500 EQUITY REITS EQUITY REITS  HCPI
                                    ------- ------------ ------------ ------
Dec-95...........................   100.00     100.00       100.00    100.00
Mar-96...........................   105.37     102.27       102.02     91.16
Jun-96...........................   106.90     110.28       105.99     99.37
Sep-96...........................   114.04     114.37       108.54     99.72
Dec-96...........................   124.83     138.91       120.19    106.58
Mar-97...........................   128.17     139.89       116.68    102.63
Jun-97...........................   151.15     146.88       123.39    111.17
Sep-97...........................   164.80     165.24       130.56    124.29
Dec-97...........................   170.93     168.64       139.06    123.22
Mar-98...........................   194.78     167.85       140.07    122.32
Jun-98...........................   201.11     160.20       135.58    121.64
Sep-98...........................   178.60     144.19       125.53    113.64
Dec-98...........................   218.92     140.62       115.05    108.14
Mar-99...........................   229.82     133.84       102.05    102.64
Jun-99...........................   246.02     147.33       110.96    106.42
Sep-99...........................   230.66     135.48        95.32     99.40
Dec-99...........................   265.85     134.12        85.37     92.91
Mar-00...........................   271.94     137.20        90.89    101.90
Jun-00...........................   264.55     152.01        96.76    112.06
Sep-00...........................   262.00     165.15       103.00    125.13
Dec-00...........................   241.79     172.65       109.66    129.46

--------
   Assumes $100 Invested January 1, 1996 in HCPI, S&P 500 Index, NAREIT Equity REIT Index and NAREIT Healthcare Equity REIT Index.

                             CERTAIN TRANSACTIONS

  Mr. Roath, a director and officer of HCPI, has remaining balances on loans of $473,576 with an interest rate of 6.45% due on November 17, 2002, $187,902 with an interest rate of 7.31% due on April 29, 2003, $257,495 with an interest rate of 6.78% due on January 27, 2004, $134,827 with an interest rate of 6.39% due on April 30, 2001, $141,873 with an interest rate of 6.31% due on September 20, 2001, $91,692 with an interest rate of 5.81% due on May 3, 2002, $101,466 with an interest rate of 7.06% due January 31, 2003, $55,370 with an interest rate of 7.30% due February 3, 2003 and $80,204 with an interest rate of 7.27% due May 1, 2003. HCPI made a loan to Mr. Reynolds, an officer of HCPI, of $139,851 with an interest rate of 5.97% due on October 8, 2001. In addition, HCPI made loans to Mr. Melby, a director of HCPI, of $158,438 with an interest rate of 5.97%, due on October 21, 2001 and to Mr. Fanning, also a director of HCPI, of $87,750 with an interest rate of 6.40% due on April 29, 2001 and $8,191 with an interest rate of 6.31% due on September 28, 2001. All of the loans were made either for the purpose of purchasing shares or meeting payroll taxes due upon vesting of stock grants, and such loans are secured by the stock of HCPI.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Board of Directors compensation committee for fiscal 2000 were Messrs. Colony, Melby and Messmer, none of whom are employed by the Company. Mr. Colony is Vice Chairman of Aon Worldwide Resources and Chairman of the Advisory Board of Aon Risk Services Companies, Inc. Since 1985, HCPI has been insured through Aon Worldwide Resources, insurance brokers for general liability, workmen's compensation, and other insurance. The terms of such insurance policies were established after evaluation of market rates, and were no less favorable to HCPI than might have been negotiated with an unrelated party. For the fiscal year ending December 31, 2000, the commissions paid to Aon Worldwide Resources for the procurement of the insurance policies were approximately $96,000.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act, requires HCPI's directors and executive officers, and persons who own more than 10% of a registered class of HCPI's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of our common stock. These people are required by SEC regulations to furnish HCPI with copies of all these reports they file. To HCPI's knowledge, based solely on its review of the copies of such reports furnished to us and written representations from certain insiders that no other reports were required during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to such insiders were complied with, except that one filing of a Form 4 by Mr. Melby was late.

                    AUDIT COMMITTEE REPORT TO STOCKHOLDERS

  The audit committee of the Board of Directors is comprised of four independent directors and operates under a charter adopted by the Board of Directors as required by the rules of the New York Stock Exchange. The members of the audit committee are Messrs. Fanning, McKee, Melby and Rhein. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants.

  Management of the Company is primarily responsible for the Company's financial statements, internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

  In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Additionally, the audit committee meets twice a year with the independent accountants and the chairman of the audit committee holds quarterly discussions with the independent accountants.

  The Company's independent accountants also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

  Based upon the audit committee's discussion with management and the independent accountants and the audit committee's review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

   Robert R. Fanning, Jr.  Michael D. McKee Orville E. Melby Peter L. Rhein

                      AMENDMENT TO THE COMPANY'S CHARTER
               TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK
                 FROM 100,000,000 SHARES TO 200,000,000 SHARES
                              (Proxy Item No. 2)

  The Board of Directors has adopted a resolution declaring advisable an amendment to the Company's Charter to increase the Company's authorized common stock from 100,000,000 shares to 200,000,000 shares. The proposed amendment is subject to approval by the Company's stockholders. The common stock, including the additional shares proposed for authorization, do not have preemptive or similar rights. The proposed amendment would not change the authorized number of shares of preferred stock.

  The Company is currently authorized to issue 150,00,000 shares of stock, consisting of 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of March 1, 2001, 50,978,878 shares of common stock and 11,721,600 shares of preferred stock were issued and outstanding. If the proposed amendment is approved, the Company will be authorized to issue 250,000,000 shares of stock, consisting of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.

  The Board of Directors unanimously recommends a vote FOR approval of the amendment of Section 1 of Article IV of the Charter so that, as amended, it shall read as follows:

    "The total number of shares of capital stock which the corporation shall have the authority to issue is Two Hundred Fifty Million (250,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $1.00 per share and Fifty Million (50,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share. The aggregate par value of all of said shares shall be Two Hundred Fifty Million Dollars ($250,000,000)."

  The Board of Directors of the Company believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of common stock in an amount adequate to provide for the future needs of the Company. The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. The additional shares, however, will be available for issuance from time to time by the Company in the discretion of the Board of Directors, subject to stockholder approval as may be required under applicable law or exchange regulations. These shares may be issued for any proper corporate purpose, including, without limitation:

  . acquiring other businesses in exchange for shares of the Company's common stock;

  . facilitation of broader ownership of the Company's common stock by effecting a stock split;

  .  raising capital through the sale of common stock; and

  . attracting and retaining valuable employees by the issuance of additional stock options.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CHARTER TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S AUTHORIZED COMMON STOCK, PAR VALUE $1.00 PER SHARE, FROM 100,000,000 SHARES TO 200,000,000 SHARES.

               AMENDMENT TO THE COMPANY'S CHARTER TO REDUCE THE
               AFFIRMATIVE STOCKHOLDER VOTE REQUIRED TO APPROVE
                 MOST AMENDMENTS TO THE COMPANY'S CHARTER AND
                    EXTRAORDINARY CORPORATE ACTIONS SUCH AS
            MERGERS, CONSOLIDATIONS, SALES OF ALL OR SUBSTANTIALLY
             ALL OF THE ASSETS OR DISSOLUTION OF THE COMPANY FROM
           TWO-THIRDS TO A MAJORITY OF ALL VOTES ENTITLED TO BE CAST
                       ON THE MATTER BY OUR STOCKHOLDERS
                              (Proxy Item No. 3)

  The Maryland General Corporation Law (the "MGCL") requires that a charter amendment or an extraordinary corporate action such as a merger, consolidation, transfer of all or substantially all of the assets or dissolution of a Maryland corporation be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast on the matter. The MGCL also provides, however, that a corporation's charter may include a provision which increases or decreases the affirmative vote of stockholders required to approve a charter amendment or extraordinary corporate action from two-thirds to a greater or lesser proportion, but not less than a majority of all votes entitled to be cast on the matter.

  Because the Company's Charter was originally adopted in 1985, the Board of Directors believes that certain aspects of the Charter should be updated. Accordingly, the Board of Directors believes that it is advisable and in the best interests of the Company that the Charter be amended, subject to approval by the stockholders, to reduce the affirmative stockholder vote required to approve most amendments of the Charter and extraordinary corporate actions from two-thirds to a majority of all votes entitled to be cast on the matter by the holders of the Company's outstanding voting stock.

  The Board of Directors unanimously recommends a vote FOR approval of the amendment of Article VI of the Company's Charter by changing the title thereof from "Amendments" to "Amendments and Extraordinary Actions" and by the addition of the following new Section 3 thereto:

    "Except as specifically required in Sections 2 and 3 of Article V and in
  Section 1 of this Article VI of the charter of the corporation, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of a majority of all votes entitled to be cast by the stockholders on the matter."

  The Board of Directors believes the adoption of the amendment is advisable because it will bring the Company in line with other public companies, in general, and with similar REITs, in particular, which typically require a majority, rather than a two-thirds vote, to amend their charter. In addition, approval of this amendment will provide the Company with greater flexibility in connection with possible future acquisitions of other companies and other proper corporate purposes. This amendment will also have the effect of allowing mergers and other extraordinary corporate actions approved by the Board of Directors to be approved by our stockholders by the affirmative vote of a majority, rather than two-thirds, of all votes entitled to be cast on the matter.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CHARTER TO REDUCE THE AFFIRMATIVE

STOCKHOLDER VOTE REQUIRED TO APPROVE MOST AMENDMENTS TO THE COMPANY'S CHARTER AND EXTRAORDINARY CORPORATE ACTIONS SUCH AS MERGERS, CONSOLIDATIONS, SALES OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OR DISSOLUTION OF THE COMPANY FROM TWO-THIRDS TO A MAJORITY OF ALL VOTES ENTITLED TO BE CAST ON THE MATTER BY OUR STOCKHOLDERS.

               AMENDMENT TO THE COMPANY'S CHARTER TO REDUCE THE
           AFFIRMATIVE STOCKHOLDER VOTE REQUIRED TO APPROVE CERTAIN
             CHARTER AMENDMENTS RELATING TO SECTIONS 2, 3 AND 4 OF
    ARTICLE V OF THE COMPANY'S CHARTER FROM 90% TO TWO-THIRDS OF ALL VOTES ENTITLED TO BE CAST ON THE MATTER BY OUR STOCKHOLDERS
                              (Proxy Item No. 4)

  The Company's Charter currently requires the affirmative vote of at least 90% of all voting stock to repeal or adopt amendments that would be inconsistent with Sections 2, 3 and 4 of Article V of the Charter. These sections contain:

  . the requirement of a 90% vote to enter into a transaction such as a merger, consolidation, sale of substantially all of the Company's assets, issuance of the Company's securities or mortgage of the Company's assets with a "Related Person," as that term is defined in the Charter, without the approval of the Board of Directors prior to the Related Person becoming a Related Person;

  . the prohibition on any one person or group having "beneficial ownership," as defined in the Securities Exchange Act of 1934, of more than 9.9% of the voting stock of the Company; and

  . the classification of the Company's Board of Directors and the requirement of a supermajority vote for the removal of a member of the Board of Directors with or without cause.

  Because the Charter was originally adopted in 1985, the Board of Directors believes that certain aspects of the Charter should be updated. Accordingly, the Board of Directors believes that it is advisable and in the best interests of the Company that the Charter be amended, subject to approval by the stockholders, to reduce the affirmative stockholder vote required to approve the repeal of any provisions or adopt any amendments to the Charter that would be inconsistent with Sections 2, 3 or 4 of Article V of the Charter from 90% to two-thirds of the outstanding voting stock of the Company. The Board of Directors believes that it is impracticable to obtain a 90% stockholder vote. Additionally, the Board of Directors believes that a two-thirds vote requirement still affords the Company's stockholders with a protective vote threshold. The Board of Directors believes the adoption of the amendment is advisable because it will bring the Company in line with other public companies.

    Section 1 of Article VI of the Company's Charter currently reads as follows:

    "Notwithstanding any of the provisions of these Articles or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles or the Bylaws of the corporation) the affirmative vote of the holders of at least 90% of the "voting stock" of the corporation, voting together as a single class, shall be required to repeal or amend any provision inconsistent with Section 2, Section 3 or
  Section 4 of Article V."

  The Board of Directors unanimously recommends a vote FOR approval of the amendment of Section 1 of Article VI of the Company's Charter so that, as amended, it shall read as follows:

    "Notwithstanding any other provisions of these Articles or the Bylaws of the corporation (and notwithstanding any provision of law requiring a different proportion of the votes entitled to be cast by the stockholders in order to take or approve any such action) the affirmative vote of two-thirds of all votes entitled to be cast by the stockholders upon the matter shall be required to repeal any provision of, or adopt an amendment inconsistent with, Section 2, Section 3 or Section 4 of Article V."

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CHARTER TO REDUCE THE AFFIRMATIVE STOCKHOLDER VOTE REQUIRED TO APPROVE CERTAIN CHARTER AMENDMENTS RELATING TO SECTIONS 2, 3 AND 4 OF ARTICLE V OF THE COMPANY'S CHARTER FROM 90% TO TWO-THIRDS OF ALL VOTES ENTITLED TO BE CAST ON THE MATTER BY OUR STOCKHOLDERS.

                           AMENDMENT TO THE CHARTER
                OF THE COMPANY TO SET FORTH NEW RESTRICTIONS ON
             THE OWNERSHIP AND TRANSFER OF SHARES TO PRESERVE THE
           COMPANY'S STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER
               THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND
               TO CLARIFY THE POWER OF THE BOARD OF DIRECTORS TO
               GRANT EXEMPTIONS FROM THE OWNERSHIP RESTRICTIONS
                           CONTAINED IN THE CHARTER
                              (Proxy Item No. 5)

  The Company's Charter currently provides in Section 4 of Article V, that if the Board of Directors at any time is of the opinion that a stockholder is or may become the "beneficial owner," as defined on October 1, 1982 in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 9.9% of the Company's voting stock, the Board of Directors shall have the power to (1) require that the Company purchase stock from such stockholder to bring the stockholder's beneficial ownership to no more than 9.9% or (2) refuse to issue or transfer the shares of the Company's stock that would result in a person beneficially owning more than 9.9% of the Company's voting stock. The Charter does not state that the Board of Directors is required to take any of such actions. The Company's Charter also currently provides, however, in the next to last sentence of Section 4 of Article V that:

    "Any transfer of shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of stock of this corporation shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein."

  The Board of Directors believes that the language of the next to last sentence of Section 4 of Article V creates an ambiguity within Section 4 of
Article V that requires clarification. Accordingly, the Board of Directors believes that it is advisable and in the best interests of the Company that
Section 4 of Article V of the Charter be amended, subject to approval by the stockholders, to clarify that the Board of Directors is not required to exercise the powers granted to it in Section 4 of Article V to present a person from becoming the "beneficial owner" of more than 9.9% of the Company's voting stock, that the Board of Directors has the authority to grant exemptions from this stock ownership limit and that only when the Board of Directors fails to take any action to grant an exemption that such a transfer is void. The Board of Directors believes the adoption of such an amendment is advisable because it will confirm that the Company's stock ownership restrictions in line with other similar REITs. The charters of substantially all REITs contain stock ownership restrictions and the Board of Directors believes that many REIT charters contain provisions that permit the boards of such REITs to grant exemptions from such stock ownership restrictions. In addition, approval of this amendment will provide the Company and its stockholders with greater flexibility while allowing the Company to maintain its status as a REIT.

  The Board of Directors unanimously recommends a vote FOR approval of the amendment to Section 4, Article V, of the Company's Charter by deleting the next to last sentence of such section and inserting in lieu thereof, the following new sentence:

    "If the Board of Directors fails to grant an exemption from the ownership limitation described in this Section 4, then any transfer of shares, shares, options, warrants or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding shares of stock of this corporation shall be deemed void ab initio and the intended transferee shall be deemed never to have had an interest therein."

  The Board of Directors also believes that it is advisable and in the best interests of the Company that the Charter be amended, subject to approval by the stockholders, to add additional restrictions on ownership and transfer of shares of stock of the Company which conform more closely with the provisions of the Internal Revenue Code of 1986, as amended in order to preserve the Company's status as a REIT.

  In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, if the Company, or an owner of 10% or more of the Company's capital stock, actually or constructively owns 10% or more of one of the Company's tenants (or a tenant of any partnership or limited liability company in which the Company is a partner or member), the rent received by the Company (either directly or through the partnership or limited liability company) from the tenant will not be qualifying income for purposes of the gross income tests for REITs contained in the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

  The proposed charter amendments to be set forth in new Sections 6, 7, 8 and 9 to Article V contain restrictions on the ownership and transfer of the Company's common stock which are intended to assist the Company in complying with these requirements and continuing to qualify as a REIT. These proposed charter amendments provide that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of common stock (the "Ownership Limit"). The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Company's common stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the Company's outstanding common stock and thereby subject the common stock to the applicable ownership limit. The Board of Directors may, but in no event will be required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

  These proposed charter amendments further prohibit (1) any person from actually or constructively owning shares of stock of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (2) any person from transferring shares of common stock of the Company if such transfer would result in shares of stock of the Company being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution). Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT.

  Pursuant to these proposed charter amendments, if any purported transfer of common stock or any other event would otherwise result in any person violating the Ownership Limit or such other limit as permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect and the shares proposed to be transferred will be deemed to have been transferred to, and held by, a trustee of a trust for the exclusive benefit of a charitable beneficiary. The trustee shall sell the shares to the Company or to another person designated by the trustee whose ownership of the shares will not violate the Ownership Limit. The proceeds of any such sale will be distributed to the purported transferee and the charitable beneficiary as provided in the proposed charter amendments. The shares of stock held by the trustee will not provide the proposed transferee with any voting or dividend rights. However, the proposed transferee does have certain rights in the event of our liquidation, dissolution or winding up. The proposed charter amendments would not preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

  The full text of proposed new Sections 6, 7, 8 and 9 of Article V are set forth in their entirety in Exhibit B to this Proxy Statement. The Board of Directors believes that the provisions of these proposed new sections are similar, in most material respects, to the restrictions on ownership and transfer of shares contained in the charters of many publicly-traded REITs formed within the past five years.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CHARTER TO SET FORTH NEW RESTRICTIONS ON THE OWNERSHIP AND TRANSFER OF SHARES TO PRESERVE THE COMPANY'S STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND TO CLARIFY THE POWER OF THE BOARD OF DIRECTORS TO GRANT EXEMPTIONS FROM THE OWNERSHIP RESTRICTIONS CONTAINED IN THE CHARTER.

        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                              (Proxy Item No. 6)

  Arthur Andersen LLP audited our financial statements for the year ended December 31, 2000 and has been HCPI's auditors since HCPI's inception.

  Audit Fees. The aggregate fees billed for professional services rendered by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $587,000.

  Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not render any professional services to the Company relating to (1) directly or indirectly operating, or supervising the operation of, the Company's information system or managing the Company's local area network and
(2) designing and implementing hardware or software systems that aggregate data underlying the Company's financial statements or that generate information significant to the Company's financial statements as a whole.

  All Other Fees. The aggregate fees billed for services rendered by Arthur Andersen LLP, other than fees for the services referenced under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees," during the 2000 fiscal year were $531,000. These services consisted of the preparation of the Company's tax returns and consulting services.

  The directors have selected the firm of Arthur Andersen LLP as independent accountants for HCPI for the fiscal year ending December 31, 2001, and are submitting our selection for ratification by our stockholders. Unless you specifically make another choice in the attached proxy, HCPI will count your vote as for the ratification of the selection of Arthur Andersen LLP. If stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be considered by the directors, although the directors would not be required to select different independent accountants for HCPI. The directors retain the power to replace the independent accountants whose selection was ratified by stockholders if the directors determine that the best interests of HCPI warrant a change of its independent accountants. A representative of Arthur Andersen LLP is expected to be present at the May 3, 2001 annual meeting and will have an opportunity to make a statement if he desires to do so. Arthur Andersen's representative is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS HCPI'S INDEPENDENT ACCOUNTANTS FOR THE SUCCEEDING YEAR.

                               VOTING PROCEDURES

  The representation, in person or by properly executed proxy, of the holders of a majority of the shares of HCPI common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting. Shares of HCPI common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the annual meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists, but will not be treated as votes cast and therefore will have no effect of the result of the vote with respect to proposals 1 and 6 but will have the effect of a negative vote with respect to proposals 2 through 5.

 Election of Directors (Proxy Item No. 1)

  The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For the purposes of the election of directors, abstentions will have no effect on the outcome of the vote. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

 Increase in Authorized Common Stock (Proxy Item No. 2)

 Amendment of the Company's Charter to Clarify Ownership Restrictions (Proxy Item No. 5)

  The affirmative vote of a two-thirds of all of the votes entitled to be cast at a meeting at which a quorum is present is necessary for the approval of these proposals. Abstention from voting on these proposals will have the same effect as a negative vote on these proposals. The increase in authorized common stock and the charter amendment to clarify ownership restrictions are matters on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from these proposals.

 Decrease in Affirmative Votes Required for Most Charter Amendments and Extraordinary Actions (Proxy Item No. 3)

 Decrease in Affirmative Votes Required for Certain Charter Amendments from 90% to Two-thirds (Proxy Item No. 4)

  The affirmative vote of two-thirds of all votes entitled to be cast by the stockholders of the Company on each of these proposal is required for the approval of such proposal. Abstention from voting on these proposals and broker non-votes will have the same effect as a negative vote on these proposals.

  Under NYSE regulations, a broker or nominee holding shares of HCPI common stock in "street name" for a beneficial owner will not be able to vote those shares with respect to the approval of these proposals 3 and 4 without instructions. If you do not provide your broker with instruction on how to vote your shares that are held in "street name," your broker will not be permitted to vote your shares on these proposals. Shareholders should contact their brokers to instruct them how to vote your shares on these proposals. If a broker or nominee holding shares of record for a customer indicates that it does not have discretionary authority to vote on proposals 3 or 4, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the annual meeting for purposes of determining a quorum and thus will have the effect of a negative vote on such proposals.

 Ratification of Independent Accountants (Proxy Item No. 6)

  The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for the ratification of the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 2001. Abstentions as to this proposal will have no effect on the outcome of the vote. The ratification of the Company's independent accountants is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

                    DEADLINE FOR SUBMISSION OF STOCKHOLDER
                   PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for HCPI's annual meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by HCPI no later than December 30, 2001.

                                 OTHER MATTERS

  The Board of Directors knows of no matters to be presented at the annual meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  The cost of the solicitation of proxies will be borne by HCPI. In addition to solicitation by mail, directors and officers of HCPI, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. HCPI will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. HCPI has retained the services of Georgeson Shareholder Communications Inc., for a fee of $12,500 plus a flat fee per telephone call made by Georgeson plus out-of-pocket expenses, to assist in the solicitation of proxies.

  HCPI's annual report to stockholders, including HCPI's audited financial statements for the year ended December 31, 2000, is being mailed herewith to all stockholders of record as of March 5, 2001. HCPI WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF HCPI'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 FILED WITH THE SEC. SUCH REQUESTS SHOULD BE DIRECTED TO JAMES G. REYNOLDS, EXECUTIVE VICE PRESIDENT OF HEALTH CARE PROPERTY INVESTORS, INC., AT 4675 MACARTHUR COURT, SUITE 900, NEWPORT BEACH, CALIFORNIA 92660.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning

                                          Edward J. Henning
                                          Corporate Secretary

Newport Beach, California
March 28, 2001

                                                                      EXHIBIT A

                     HEALTH CARE PROPERTY INVESTORS, INC.

                            AUDIT COMMITTEE CHARTER

Purpose

  The Audit Committee (the "Committee") shall provide assistance to the Board of Directors (the "Board") of Health Care Property Investors, Inc. (the "Company") in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports, and the independence and performance of the Company's outside auditor. In so doing, the Committee will be responsible for maintaining free and open means of communication between the members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

Membership

  The Committee shall consist of at least three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall be "financially literate" as determined by the Board and shall satisfy the "independence" requirements of the New York Stock Exchange. At least one member of the Committee shall have "accounting or related financial management expertise," as determined by the Board.

Committee Organization and Procedures

  1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

  2. The Committee shall establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings.

  3. The Committee shall meet, in person or by telephonic conference call, at least two times in each fiscal year, and more frequently as the Committee, in its discretion, deems necessary to fulfill its responsibilities under this charter.

  4. The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor, a representative of the accounting department and other financial personnel employed or retained by the Company. The Committee may meet, in person or by telephonic conference call, with the outside auditor or the designated representative of the accounting department in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, in person or by telephonic conference call, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

  5. The Committee may, in its discretion, utilize the services of the Company's regular corporate legal counsel with respect to legal matters or, at its discretion, retain separate legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

  6. The Committee shall prepare or cause to be prepared minutes of each of its meetings. Copies of all minutes shall be delivered to the Board for its information and action, when appropriate.

Responsibilities

 Outside Auditor

  7. The outside auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company's annual financial statements and related services.

  8. The Committee shall select and periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor.

  9. The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor.

  10. The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

 Annual Audit

  11. The Committee shall meet, in person or by telephonic conference call, with the outside auditor and management of the Company early in the process of the annual audit to discuss the scope of the audit and the procedures to be followed.

  12. The Committee shall meet, in person or by telephonic conference call, with the outside auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

  13. The Committee shall review and discuss the audited financial statements with the management of the Company.

  14. The Company shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 including, among others, (i) the methods used to account for any significant unusual transactions reflected in the audited financial statements; (ii) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

  15. The Committee shall, based on the review and discussions in paragraphs 13 and 14 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 10 above, recommend, in writing, to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

 Quarterly Review

  16. The outside auditor is required to conduct a review of the interim financial statements to be included in any Form 10-Q of the Company, prior to its filing. The review is to be conducted using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission. The Committee, prior to filing the Form 10-Q, shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

 Internal Controls

  17. The Committee shall discuss with the outside auditor and the designated representative of the accounting department, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

  18. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

 Other Responsibilities

  19. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

  20. The Committee shall submit, at least annually, to the New York Stock Exchange, a written statement of affirmation of compliance with the audit committee rules of the New York Stock Exchange.

  21. The Committee shall provide for inclusion in the Company's Annual Proxy Statement a report, required by Item 306 of Regulation S-K of the Securities and Exchange Commission, describing procedures undertaken under paragraphs 10, 13, 14 and 15 above.

  22. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

                                                                      EXHIBIT B

        HCPI STOCK TRANSFER RESTRICTION PROVISION FOR AMENDMENT TO THE
                            ARTICLES OF RESTATEMENT

                                   ARTICLE V

  Section 6. Restrictions on Ownership and Transfer to Preserve Tax Benefits.

  (a) Definitions. For the purposes of Section 6 of this Article V, the following terms shall have the following meanings:

    "Beneficial Ownership" shall mean ownership of Common Stock by a Person who is or would be treated as an owner of such Common Stock either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

    "Charitable Beneficiary" shall mean one or more beneficiaries of a Trust, as determined pursuant to Subsection 6(c)(vi) of this Article V.

    "Code" shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

    "Common Stock" shall mean that Common Stock that may be issued pursuant to Article IV, Section 1, of the Articles of Restatement.

    "Constructive Ownership" shall mean ownership of Common Stock by a Person who is or would be treated as an owner of such Common Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Own," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

    "Corporation" shall have the meaning set forth in the preamble to the Articles of Restatement.

    "Filing Date" shall mean the date this Amendment to the Articles of Restatement is filed with the Department.

    "Individual" means an individual, a trust qualified under section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, or a private foundation within the meaning of section 509(a) of the Code.

    "IRS" means the United States Internal Revenue Service.

    "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of the Common Stock on the trading day immediately preceding the relevant date, or if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

    "Ownership Limit" shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation. The number and value of shares of outstanding Common Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

    "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
  Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Common Stock provided that the ownership of such shares of Common Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

    "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subsection 6(b)(ii) of this Article V, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Common Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

    "Purported Record Transferee" shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subsection 6(b)(ii) of this Article V, the record holder of the shares of Common Stock if such Transfer had been valid under Subsection 6(b)(i) of this Article V.

    "REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code.

    "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

    "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Common Stock), and whether such transfer has occurred by operation of law or otherwise.

    "Trust" shall mean each of the trusts provided for in Subsection 6(c) of this Article V.

    "Trustee" shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

  (b) Restriction on Ownership and Transfers.

    (i) From the Filing Date and prior to the Restriction Termination Date:

      (A) except as provided in Subsection 6(i) of this Article V, no Person shall Beneficially Own Common Stock in excess of the Ownership Limit;

      (B) except as provided in Subsection 6(i) of this Article V, no Person shall Constructively Own Common Stock in excess of the Ownership Limit; and

      (C) no Person shall Beneficially or Constructively Own Common Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being "closely held" within the meaning of
    Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

    (ii) If, during the period commencing on the Filing Date and prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Common Stock in violation of Subsection 6(b)(i) of this Article V, (i) then that number of shares of Common Stock that otherwise would cause such Person to violate Subsection 6(b)(i) of this Article V (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Subsection 6(c), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Common Stock in violation of Subsection 6(b)(i) of this Article V, then the Transfer of that number of shares of Common Stock that otherwise would cause any Person to violate Subsection 6(b)(i) shall, subject to Section 9, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

    (iii) Subject to Section 9 of this Article V and notwithstanding any other provisions contained herein, during the period commencing on the Filing Date and prior to the Restriction Termination Date, any Transfer of Common Stock that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Common Stock.

    (iv) It is expressly intended that the restrictions on ownership and Transfer described in this Subsection 6(b) of Article V shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for Common Stock of the Company.

  (c) Transfers of Common Stock in Trust.

    (i) Upon any purported Transfer or other event described in Subsection 6(b)(ii) of this Article V, such Common Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Subsection 6(b)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Subsection 6(c)(vi) of this
  Article V.

    (ii) Common Stock held by the Trustee shall be issued and outstanding Common Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Common Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Common Stock held in the Trust.

    (iii) The Trustee shall have all voting rights and rights to dividends with respect to Common Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Common Stock have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Common Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Common Stock held in the Trust and, subject to Maryland law, effective as of the date the Common Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Common Stock prior to the discovery by the Corporation that the Common Stock has been transferred to the Trustee and
  (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article V, until the Corporation has received notification that the Common Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

    (iv) Within 20 days of receiving notice from the Corporation that shares of Common Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Common Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Common Stock will not violate the ownership limitations set forth in Subsection 6(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Common Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Subsection 6(c)(iv). The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Common Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Common Stock at Market Price, the Market Price of such shares of Common Stock on the day of the event which resulted in the transfer of such shares of Common Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Common Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Common Stock have been transferred to the Trustee, such shares of Common Stock are sold by a Purported Record Transferee then (x) such shares of Common Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Common Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Subsection 6(c)(iv), such excess shall be paid to the Trustee upon demand.

    (v) Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the shares of Common Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Common Stock at Market Price, the Market Price of such shares of Common Stock on the day of the event which resulted in the transfer of such shares of Common Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Common Stock held in the Trust pursuant to Subsection 6(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Common Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Common Stock shall thereupon be paid to the Charitable Beneficiary.

    (vi) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Common Stock held in the Trust would not violate the restrictions set forth in Subsection 6(b)(i) in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

  (d) Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Subsection 6(b) of this Article V or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Subsection 6(b) of this Article V, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Common Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Subsection 6(b)(i) of this Article V, shall automatically result in the transfer to a Trust as described in Subsection 6(b)(ii) and any Transfer in violation of Subsection 6(b)(iii) shall, subject to Section 9, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

  (e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Subsection 6(b) of this Article V, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Subsection 6(b)(ii) of this Article V, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

  (f) Owners Required to Provide Information. From the Filing Date and prior to the Restriction Termination Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Common Stock and each Person (including the stockholder of record) who is holding shares of Common Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of shares of Common Stock and each Person (including the stockholder of record) who is holding shares of Common Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of shares of Common Stock on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit, or as otherwise permitted by the Board of Directors.

  (g) Remedies Not Limited. Nothing contained in this Article V (but subject to Section 9 of this Article V) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

  (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 6 of this Article V, including any definition contained in Subsection 6(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 6 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 9 of this Article V). In the event Section 6 requires an action by the Board of Directors and the Articles of Restatement or this Amendment to the Articles of Restatement fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 6. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Subsection 6(b)(ii)) acquired Beneficial or Constructive Ownership of Common Stock in violation of Subsection 6(b)(i), such remedies (as applicable) shall apply first to the shares of Common Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Common Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Common Stock based upon the relative number of the shares of Common Stock held by each such Person.

  (i) Exceptions.

    (i) Subject to Subsection 6(b)(i)(C) of this Article V, the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning shares of Common Stock in excess of the Ownership Limit if the Board determines that such exemption will not cause any Individual's Beneficial Ownership of shares of Common Stock to violate the Ownership Limit or that any such violation will not cause the Corporation to fail to qualify as a REIT under the Code.

    (ii) Subject to Subsection 6(b)(i)(C) of this Article V, the Board of Directors, in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Common Stock in excess of the Ownership Limit, as set forth in Subsection 6(b)(i)(B), of this Article V, if the Board determines that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the Corporation to fail to qualify as a REIT under the Code.

    (iii) In granting a person an exemption under (i) or (ii) above, the Board of Directors may require such Person to make certain representations or undertakings or to agree that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Subsection 6(b) of this Article V) will result in such Common Stock being transferred to a Trust in accordance with Subsection 6(b)(ii) of this Article V. Prior to granting any exception pursuant to Subsection 6(i)(i) or (ii) of this Article V, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

  Section 7. Legends. Each certificate for Common Stock and Preferred Stock shall bear the following legends:

                               Classes of Stock

"THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE CORPORATION'S ARTICLES OF RESTATEMENT AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE."

                     Restriction on Ownership and Transfer

"THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION'S ARTICLES OF RESTATEMENT, (i) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION'S COMMON STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION; (ii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND
(iii) NO PERSON MAY TRANSFER SHARES OF COMMON STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES

THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE ARTICLES OF RESTATEMENT OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE ARTICLES OF RESTATEMENT OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF COMMON STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE."

  Section 8. Severability. If any provision of this Article V or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provision shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

  Section 9. New York Stock Exchange. Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The shares of Common Stock that are the subject of such a transaction shall continue to be subject to the provisions of this
Article V after such settlement.

PROXY
                      HEALTH CARE PROPERTY INVESTORS, INC.
                  ANNUAL MEETING OF STOCKHOLDERS--MAY 3, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Orville
E. Melby as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 3, 2001 at 9:30 A.M., or any adjournment or postponement thereof.

  Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors, FOR proposals 2, 3, 4 and 5 and FOR the ratification of Arthur Andersen LLP as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

  The Board of Directors recommends a vote "FOR" the nominees listed below and "FOR" Proposals 2, 3, 4, 5 and 6.

(IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE)

  1. ELECTION OF DIRECTORS: Paul V. Colony and Peter L. Rhein

                                   [_] WITHHOLD AUTHORITY to     [_] *EXCEPTIONS
     [_] FOR all nominees listed    vote
      above (except as marked to    for all nominees listed
      the contrary hereon)          above

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the line provided below.)

Exceptions:

  2. Increase the Company's authorized common stock from 100,000,000 shares to 200,000,000 shares.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. Reduce the affirmative stockholder vote required to approve most amendments to the Company's Charter and extraordinary corporate actions from two-thirds to a majority.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  4. Reduce the affirmative stockholder vote required to approve certain charter amendments relating to Sections 2, 3 and 4 of Article V of the Company's Charter from 90% to two-thirds.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  5. Amend the Company's Charter to set forth new restrictions on the ownership and transfer of shares to preserve the Company's REIT status and to clarify the power of the Board of Directors to grant exemptions from the ownership restrictions.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  6. Ratification of Arthur Andersen LLP as independent auditors for the year ending December 31, 2001.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  7. In their discretion, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  Please mark, date and sign as your name appears above. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

                                              Dated: _________, 2001

                                              ----------------------
                                                    Signature

                                              ----------------------
                                                    Signature

                                              PLEASE DATE, SIGN AND
                                                MAIL THIS PROXY IN
                                                   THE ENCLOSED
                                                    ENVELOPE.